Exhibit 99(d)(3)

ELECTRONIC ARTS INC.

NONQUALIFIED STOCK OPTION GRANT

2000 EQUITY INCENTIVE PLAN

(For Employees Located Outside the U.S.)

[Optionee information]

Electronic Arts Inc., a Delaware corporation, (the “Company”) hereby grants to the individual named above (the “Optionee”), a nonqualified stock option grant (the “Option”) under the Company’s 2000 Equity Incentive Plan (the “Plan”), to purchase the total number of shares set forth below of common stock of the Company (the “Option Shares”) at the exercise price set forth below (the “Exercise Price”). The Option is subject to all the terms and conditions of the Nonqualified Stock Option Grant, including the terms and conditions in the attached Appendix A, any special terms and conditions for Optionee’s country set forth in the attached Appendix B (collectively referred to herein as the “Grant”), and the Plan, the provisions of which are incorporated herein by reference. All capitalized terms used in this Grant that are not defined herein have the meanings defined in the Plan. The principal features of the Option are as follows:

[Grant and vest date information]

Subject to the terms and conditions of the Plan and the Grant, the Option will first vest and become exercisable as to 24%, 12 months from Vest Start Date and will then vest 2% on the first calendar day of each month thereafter for 38 months. The Optionee may then exercise the Option with respect to vested Option Shares, at any time until expiration or cancellation.

The Optionee shall be deemed to have worked a calendar month if Optionee has worked any portion of that month. Only vested Options may be exercised. Vesting will continue in accordance with the Grant during a leave of absence that is protected by contract or under local law (which may include, but is not limited to, a maternity, paternity, disability, medical, or military leave), provided that vesting shall cease if and when the leave of absence is no longer guaranteed by contract or local law. Vesting shall be suspended during any unpaid personal leave of absence, except as otherwise required by contract or local law.

PLEASE READ ALL OF APPENDIX A AND ANY TERMS AND CONDITIONS IN APPENDIX B FOR YOUR COUNTRY, WHICH CONTAIN THE SPECIFIC TERMS AND CONDITIONS OF THE OPTION.

ELECTRONIC ARTS INC.

Stephen G. Bené

Senior Vice President, General Counsel

ACCEPTANCE:

The Optionee acknowledges the receipt of the Option under the Plan and agrees to voluntarily participate in the Plan. The Optionee acknowledges that a copy of the Plan and a copy of the Prospectus, both as amended, are available upon request from the Company’s Stock Administration Department and can also be accessed electronically. Optionee represents that Optionee has read and understands the contents of the Plan, the prospectus, and the Grant, and accepts the Option subject to all the terms and conditions of the Plan and the Grant. The Optionee understands and acknowledges that there may be tax consequences related to the grant, vesting and/or exercise of the Option and the sale of the underlying Option Shares and that Optionee should consult a tax advisor.

APPENDIX A

ELECTRONIC ARTS INC.

Nonqualified Stock Option (the “Option”) Terms and Conditions (Intl.)

Under the 2000 Equity Incentive Plan

1. Form of Option Grant. Each Option granted under the Plan shall be evidenced by a Stock Option Grant (the “Grant”) in such form (which need not be the same for each Optionee) as the Committee shall from time to time approve, which Grant shall comply with and be subject to the terms and conditions of the Plan. Grants may be evidenced by paper copy or electronic copy.

2. Date of Grant. The date of grant of the Option shall be the date on which the Committee makes the determination to grant such Option, unless otherwise specified by the Committee. The Grant representing the Option will be delivered to Optionee within a reasonable time after the granting of the Option.

3. Exercise Price. The Exercise Price of the Option shall be determined by the Committee on the date the Option is granted pursuant to the rules of the Plan.

4. Exercise Period. Options shall be exercisable within the times or upon the events determined by the Committee as set forth in the Grant; provided, however, that no Option shall be exercisable after the expiration of ten (10) years from the date the Option is granted (the “Expiration Date”).

5. Restrictions on Exercise. Exercise of the Option is subject to the following limitations:

(a) The Option may not be exercised until the Plan has been approved by the stockholders of the Company as set forth in the Plan.

(b) The Option may not be exercised and the Option Shares may not be issued unless such exercise/issuance is in compliance with the U.S. Securities Act of 1933, as amended, the U.S. Exchange Act of 1934, as amended, all applicable state and local securities laws, and the requirements of any stock exchange or national market system on which the Company’s Common Stock may be listed, as they are in effect on the date of exercise/issuance.

6. Cancellation of Option.

(a) Except as provided in this section, the unvested portion of the Option shall be cancelled in whole if Optionee is Terminated and may not be exercised to the extent cancelled. If the Optionee is Terminated for any reason except by death or Disability, the Option, to the extent it is exercisable on the Termination Date, may be exercised by the Optionee within three (3) months after the Termination Date, but in no event later than the Expiration Date.

(b) If the Optionee’s employment with the Company is Terminated because of the Retirement of the Optionee, as defined below, the Option, to the extent that it is exercisable on the Termination Date, may be exercised by the Optionee at any time prior to the earlier of (i) expiration of sixty (60) months from the Termination Date, and (ii) the Expiration Date. For the purposes of this Paragraph 6(c) “Retirement” means voluntary terminations, involuntary terminations in connection with a reduction in force, or other involuntary terminations other than for Cause (if and to the extent the Company, in its sole discretion, determines such a termination to be eligible for purposes of this Paragraph 6(c)) if Optionee’s age added to Optionee’s years of Service with the Company equals or exceeds sixty (60) and Optionee has at least ten (10) years of service with the Company and/or any of its Subsidiaries. For the purposes of this Paragraph 6(c), “Service” means employment from date of hire to Termination Date plus any previous employment with the Company where the previous employment period was at least 12 months (exclusive of any extended non-medical leaves of absence) and exceeded the length of time between Optionee’s previous and current employment with the Company. Notwithstanding the definition of Retirement set forth in this Section 6(c), if the Company receives an opinion of counsel that there has been a legal judgment and/or legal development in Optionee’s jurisdiction that would likely result in the favorable Retirement treatment that applies to the Option pursuant to this Section 6(c) being deemed unlawful and/or discriminatory, then the Company will not apply the favorable Retirement treatment at the time of Optionee’s Termination and the Option will be treated as it would under the rules that apply if Optionee’s employment ends for reasons other than death, Retirement or Disability.

(c) If the Optionee is Terminated because of the death of the Optionee or Disability of the Optionee the Option, to the extent that it is exercisable on the Termination Date, may be exercised by the Optionee (or the Optionee’s legal representative) at any time prior to the expiration of twelve months after the Termination Date, but in any event no later than the Expiration Date.

(d) Notwithstanding the provisions in subsection 6(a) above, if the Optionee’s employment is Terminated for Cause, the Option may not be exercised to any extent whatsoever and any and all rights and claims Optionee may have to any Option Shares, or value attributable to any Option Shares upon vesting is hereby revoked.

(e) Notwithstanding the provisions in subsection 6(a) above, if (i) the Optionee’s employment with the Company is Terminated other than for Cause, (ii) the Optionee was subject to the Company’s “trading window” (as described in the Company’s Policy on Securities Trades by Electronic Arts Personnel) at the time his or her employment was Terminated, and (iii) the “trading window” was closed at the time the Optionee’s employment was Terminated and remained closed during the entire Post-Termination Exercise Period (thereby preventing the immediate resale of Option Shares acquired upon exercise of the Option), then the Option, to the extent it is exercisable on the Termination Date, shall remain exercisable until ten (10) days after the date the Optionee is notified by the Company that the “trading window” has been opened; provided, however, that no Option will be exercisable later than the Expiration Date.

7. Suspension of Award and Repayment of Proceeds for Contributing Misconduct.

If at any time the Committee reasonably believes that a Participant, other than an Outside Director, has engaged in an act of misconduct, including, but not limited to an act of embezzlement, fraud or breach of fiduciary duty during the Participant’s employment that contributed to an obligation to restate the Company’s financial statements (“Contributing Misconduct”), the Committee may suspend the vesting of the Award pending a determination of whether an act of Contributing Misconduct has been committed. If the Committee determines that a Participant has engaged in an act of Contributing Misconduct, then the Award will terminate immediately upon such determination and the Committee may require Participant to repay to the Company, in cash and upon demand, the Award Proceeds (as defined below) resulting from any sale or other disposition (including to the Company) of Shares issued or issuable upon the vesting of the Award if the sale or disposition was effected during the twelve-month period following the first public issuance or filing with the SEC of the financial statements required to be restated. The term “Award Proceeds” means, with respect to any sale or other disposition (including to the Company) of Shares issued or issuable upon vesting of Award Units, an amount determined appropriate by the Committee to reflect the effect of the restatement on the Company’s stock price, up to the amount equal to the market value per Share at the time of such sale or other disposition multiplied by the number of Shares sold or disposed of. The return of Award Proceeds is in addition to and separate from any other relief available to the Company due to the Participant’s Contributing Misconduct. Any determination by the Committee with respect to the foregoing shall be final, conclusive and binding on all interested parties. For any Participant who is designated as an “executive officer”, the determination of the Committee shall be subject to the approval of the Board of Directors.

8. Manner of Exercise.

(a) The Option shall be exercisable by delivery to the Company of a written notice in the form attached hereto as Exhibit A or in such other form as may be approved by the Company, which shall set forth the Optionee’s election to exercise the Option, the number of Option Shares being purchased, and such other representations and agreements as to the Optionee’s investment intent and access to information as may be required by the Company to comply with applicable securities laws.

(b) Such notice shall be accompanied by full payment of the Exercise Price (i) in cash; (ii) with proceeds from a sale made pursuant to a broker-assisted same-day sale; or (iii) a combination of the foregoing, provided that a portion of the Exercise Price equal to the par value of the Option Shares, if any, must be paid in cash or other legal consideration.

(c) Prior to the issuance of the Option Shares upon exercise of the Option, the Optionee must pay or make adequate provision for any Tax-Related Items (as defined below).

(d) Provided that such notice and payment are in form and substance satisfactory to counsel for the Company, the Company shall issue the Option Shares registered in the name of the Optionee or the Optionee’s legal representative.

9. Responsibility for Taxes. Regardless of any action the Company and/or the Employer takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items arising out of Optionee’s participation in the Plan and legally applicable to Optionee (“Tax-Related Items”), Optionee acknowledges that the ultimate liability for all Tax-Related Items is and remains Optionee’s responsibility and may exceed the amount actually withheld by the Company and/or the Employer. Optionee further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including, but not limited to, the grant, vesting or exercise of the Option, the subsequent sale of Option Shares acquired pursuant to such exercise and the receipt of any dividends; and (ii) do not commit and are under no obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate Optionee’s liability for Tax-Related Items or achieve any particular tax result. Furthermore, if Optionee has become subject to tax in more than one jurisdiction between the date on which the Option was granted and the date of any relevant taxable or tax withholding event, as applicable, Optionee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to the relevant taxable or tax withholding event, as applicable, Optionee shall pay or make arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, Optionee authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the Tax-Related Items by one or a combination of the following: (i) withholding from Optionee’s wages or other cash compensation paid to Optionee by the Company or the Employer; or (ii) withholding from proceeds of the sale of Option Shares acquired at exercise of the Option either through a voluntary sale or through a mandatory sale arranged by the Company (on Optionee’s behalf pursuant to this authorization); or (iii) withholding in Option Shares to be issued at exercise of the Option.

To avoid any negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the obligation for Tax-Related Items is satisfied by withholding in Option Shares, for tax purposes, Optionee is deemed to have been issued the full number of Option Shares subject to the exercised Options, notwithstanding that a number of the shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of Optionee’s participation in the Plan.

Optionee shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of Optionee’s participation in the Plan that cannot be satisfied by the means described in this Section. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if Optionee fails to comply with his or her obligations in connection with the Tax-Related Items.

10.	Nature of Grant. In accepting the Option, Optionee acknowledges that:

(a) the Plan is established voluntarily by the Company, is discretionary in nature, and may be amended, suspended or terminated by the Company at any time;

(b) grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted repeatedly in the past;

(c) all decisions with respect to future option grants, if any, will be at the sole discretion of the Company;

(d) Optionee’s participation in the Plan is voluntary;

(e) nothing in the Plan or this Grant will be deemed to constitute an employment contract or confer or be deemed to confer any right for Optionee to continue in the employ of, or to continue any other relationship with, the Company, the Employer or any Subsidiary or limit in any way the right of the Company, the Employer or any Subsidiary to terminate Optionee’s employment or other relationship at any time, with or without Cause;

(f) the Option and any Option Shares acquired under the Plan are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Employer, the Company, or any Subsidiary, and that are outside the scope of Optionee’s employment or service contract, if any;

(g) the Option and any Option Shares acquired under the Plan are not intended to replace any pension rights or compensation;

(h) the Option and any Option Shares acquired under the Plan are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any termination, severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered compensation for, or relating in any way to, past services for the Employer, the Company or any Subsidiary;

(i) the future value of the Option Shares is unknown and cannot be predicted with certainty;

(j) if the Option Shares do not increase in value, the Option will have no value;

(k) if Optionee exercises the Option and acquires Option Shares, the value of such Option Shares may increase or decrease in value, even below the Exercise Price;

(l) in consideration of the grant of the Option, no claim or entitlement to compensation or damages arises from the termination of the Option or diminution in value of the Option or Option Shares resulting from Optionee’s Termination (for any reason whatsoever and whether or not in breach of local labor laws) and Optionee irrevocably releases the Employer, the Company and/or any Subsidiary from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing the Grant, Optionee shall be deemed irrevocably to have waived his or her entitlement to pursue such claim; and

(m) the Option and the benefits under the Plan, if any, will not automatically transfer to another company in the case of a merger, take-over or transfer of liability.

11. Exclusion of Option From Notice Period. The period of continuous employment for the purposes of the Grant shall be the period commencing on the Vest Start Date and ending on the Termination Date, or if earlier, the date on which the Employer gives notice of Termination (the “Vest End Date”). In no event shall vesting of the Option extend beyond the Vest End Date, nor shall any potential value of the Option after the Vest End Date be considered in determining any notice or compensation in lieu of notice that may be required or given upon Termination. Optionee agrees that this provision is a condition to the Grant and hereby waives any and all rights and claims Optionee may have to any Option Shares, or value attributable to any Option Shares, which would have under any circumstances vested after the Vest End Date.

12. No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Optionee’s participation in the Plan, or Optionee’s acquisition or sale of the Option Shares. Optionee should obtain tax, legal and financial advice before exercising the Option and prior to the disposition of the Option Shares.

13.	Data Privacy. The Optionee hereby explicitly and unambiguously:

(a) consents to the collection, use, processing, and transfer, in electronic or other form, of personal data described in this Grant by and among, as applicable, the Employer, and the Company and any Subsidiary for the exclusive purpose of implementing, administering and managing the Optionee’s participation in the Plan;

(b) understands that the Company, the Employer and any Subsidiary may hold certain personal information about the Optionee, including, but not limited to, the Optionee’s name, home address and telephone number, date of birth, social insurance or other identification number, nature and amount of compensation, nationality, job title, any Shares or directorships held in the Company or any Subsidiary, details of all Options or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Optionee’s favor, for the purpose of implementing, administering and managing the Plan (“Personal Data”);

(c) understands that Personal Data may be transferred to E*Trade Financial Services, Inc. or to any third party assisting the Company in the implementation, administration and management of the Plan;

(d) understands that the recipients of Personal Data may be located in the Optionee’s country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Optionee’s country;

(e) understands that he or she may request a list with the names and addresses of any potential recipients of Personal Data by contacting his or her local human resources representative;

(f) authorizes the Company, E*Trade Financial Services, Inc., and any other recipients of Personal Data which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer Personal Data, in electronic or other form, for the purposes of implementing, administering and managing the Optionee’s participation in the Plan, including any requisite transfer of Personal Data as may be required to a broker or other third party with whom the Optionee may elect to deposit any Option Shares acquired upon exercise of the Option;

(g) understands that Personal Data will be held only as long as necessary to implement, administer and manage the Optionee’s participation in the Plan;

(h) understands that the Optionee may, at any time, review Personal Data, request additional information about the storage and processing of Personal Data, require any necessary amendments to Personal Data or refuse or withdraw the consents herein, in any case without cost, by contacting writing Optionee’s local human resources representative; and

(i) understands that refusal or withdrawal of Optionee’s consent may affect the Optionee’s ability to participate in the Plan. For more information on the consequences of refusal to consent or withdrawal of consent, Optionee understands that he or she may contact Optionee’s local human resources representative.

14. Nontransferability of Option. No Option may be sold, pledged, hypothecated, transferred, or disposed of in any manner other than by will or the laws of descent and distribution or, unless otherwise determined by the Committee, in its sole discretion.

15. Authority of the Board and the Committee. Any dispute regarding the interpretation of the Grant shall be submitted by the Optionee, the Employer, or the Company, forthwith to the Board or the Committee, which shall review such dispute at its next regular meeting. The resolution of such a dispute by the Board or Committee shall be final and binding on the Optionee, the Employer, and/or the Company.

16. Governing Law and Venue. This Grant, as governed by, and subject to, the laws of the State of California without giving effect to principles of conflicts of law. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Grant, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of San Mateo County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.

17. Electronic Delivery and Participation. The Company may, in its sole discretion, decide to deliver any documents related to the Option or future options that may be granted under the Plan by electronic means or request Optionee’s consent to participate in the Plan by electronic means. Optionee hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

18. Language. If the Optionee has received this or any other document related to the Option and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

19. Severability. The provisions of this Grant are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

20. Appendix B. The Option shall be subject to any special terms and conditions set forth in the Appendix B for Optionee’s country, if any. If Optionee relocates to one of the countries included in the Appendix B during the life of the Option, the special terms and conditions for such country shall apply to Optionee, to the extent the Company determines that the application of such provisions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Appendix B constitutes part of this Grant.

21. Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Option and the Option Shares purchased upon exercise of the Option, to the extent the Company determines it is necessary or advisable in order to comply with local laws or facilitate the administration of the Plan, and to require Optionee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

22. Entire Agreement. The Exercise Notice and Agreement attached as Exhibit A and the Plan are incorporated herein by reference. The Grant, the Plan and the Exercise Notice and Agreement constitute the entire agreement of the parties and supersede all prior undertakings and agreements with respect to the subject matter hereof.

23. Notice. Copies of the Plan and Prospectus are available electronically at http://portal.ea.com/home/stockadmin. The Company’s most recent annual report and published financial statements are available electronically as soon as practicable after their publication by clicking the “Financial Reports” link at http://investor.ea.com. The Plan, Prospectus, the Company’s annual report, and the Company’s financial statements are also available at no charge by submitting a request to the Company’s Stock Administration Department at stockadministration@ea.com.

* * * * *

APPENDIX B

ELECTRONIC ARTS INC.

2000 EQUITY INCENTIVE PLAN

Nonqualified Stock Option Country Specific Terms and Conditions (Intl.)

Terms and Conditions

This Appendix B includes additional terms and conditions that govern the Option granted to Optionee under the Plan if Optionee resides in one of the countries listed below. This Appendix B forms part of the Grant. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Grant and the Plan.

Notifications

This Appendix B also includes information regarding exchange controls and certain other issues of which Optionee should be aware with respect to Optionee’s participation in the Plan. The information is based on the securities, exchange control and other laws in effect in Optionee’s country as of June 2009. Such laws are often complex and change frequently. As a result, the Company strongly recommends that Optionee not rely on the information noted herein as the only source of information relating to the consequences of Optionee’s participation in the Plan because the information may be out of date at the time Optionee exercises the Option or sells Option Shares acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to Optionee particular situation, and the Company is not in a position to assure Optionee of any particular result. Accordingly, Optionee is advised to seek appropriate professional advice as to how the relevant laws in Optionee’s country may apply to his or her situation.

Finally, if Optionee is a citizen or resident of a country, or is considered resident of a country, other than the one in which Optionee is currently working, the information contained herein may not be applicable to Optionee.

AUSTRALIA

Notifications

Securities Law Information. If Optionee acquires Option Shares pursuant to the Option and offers the Option Shares for sale to a person or entity resident in Australia, such offer may be subject to disclosure requirements under Australian law. Optionee should obtain legal advice as to his or her disclosure obligations prior to making any such offer.

AUSTRIA

Notifications

Consumer Protection Information. Optionee may be entitled to revoke acceptance of the Grant on the basis of the Austrian Consumer Protection Act (the “Act”) under the conditions listed below, if the Act is considered to be applicable to the Grant and the Plan:

(i) The revocation must be made within one (1) week after acceptance of the Grant.

(ii) The revocation must be in written form to be valid. It is sufficient if Optionee returns the Grant to the Company or the Company’s representative with language which can be understood as a refusal to conclude or honor the Grant, provided the revocation is sent within the period discussed above.

Exchange Control Information. If Optionee holds Option Shares acquired under the Plan outside of Austria, Optionee must submit a report to the Austrian National Bank. An exemption applies if the value of the Option Shares as of any given quarter does not exceed €30,000,000 or as of December 31 does not exceed €5,000,000. If the former threshold is exceeded, quarterly obligations are imposed, whereas if the latter threshold is exceeded, annual reports must be given. The annual reporting date is December 31 and the deadline for filing the annual report is March 31 of the following year.

When Optionee sells Option Shares acquired under the Plan, there may be exchange control obligations if the cash proceeds are held outside of Austria. If the transaction volume of all accounts abroad exceeds €3,000,000, the movements and balances of all accounts must be reported monthly, as of the last day of the month, on or before the fifteenth day of the following month, on the prescribed form (Meldungen SI-Forderungen und/oder SI-Verpflichtungen).

BELGIUM

Terms and Conditions

Tax Considerations. The Option must be accepted within 60 days of the offer; otherwise, it is deemed rejected for Belgian tax purposes. Optionee will receive a separate offer letter and undertaking form in addition to the Grant. He or she should refer to the offer letter for a more detailed description of the tax consequences of choosing to accept the Option. Optionee should consult a personal tax advisor with respect to the acceptance of the Option.

Notifications

Tax Reporting. Optionee is required to report any taxable income attributable to the Option on his or her annual tax return. In addition, Optionee is required to report any bank accounts opened and maintained outside Belgium on his or her annual tax return.

BRAZIL

Terms and Conditions

Compliance with Law. By accepting the Option, Optionee acknowledges his or her agreement to comply with applicable Brazilian laws and to pay any and all applicable taxes associated with the exercise of the Option, the receipt of any dividends, and the sale of Shares acquired under the Plan.

Notifications

Exchange Control Information. If Optionee is resident or domiciled in Brazil, Optionee will be required to submit annually a declaration of assets and rights held outside of Brazil to the Central Bank of Brazil if the aggregate value of such assets and rights is equal to or greater than US$100,000 (approximately BRL197,257 as of June 2009). Assets and rights that must be reported include Shares acquired under the Plan.

CANADA

Terms and Conditions

Form of Payment. Due to legal restrictions in Canada, Optionee is prohibited from surrendering Shares that Optionee already owns or attesting to the ownership of Shares to pay the Exercise Price or any Tax-Related Items due in connection with the Option.

The following provisions will apply if Optionee is a resident of Quebec:

Language Consent. The parties acknowledge that it is their express wish that this Grant, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention [“Grant”], ainsi que de tous documents exécutés, avis donnés et procédures judiciaries intentées, directement ou indirectement, relativement à ou suite à la présente convention.

Data Privacy Notice and Consent. This provision supplements the Data Privacy section of the Grant:

Optionee hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. Optionee further authorizes the Company, any Subsidiary and the administrator of the Plan to disclose and discuss the Plan with their advisors. Optionee further authorizes the Company, any Subsidiary and the administrator of the Plan to record such information and to keep such information in his or her employee file.

CHINA

Terms and Conditions

Cancellation of Option. Notwithstanding Section 6 of the Grant, if the Optionee’s employment with the Company is Terminated because of Retirement, death or Disability of the Optionee, the Option, to the extent that it is exercisable on the Termination Date, may be exercised by the Optionee (or the Optionee’s legal representative, as applicable) within six (6) months after the Termination Date, but in no event later than the Expiration Date.

Same-Day Sale Restriction. Notwithstanding anything to the contrary in the Plan or Grant, due to exchange control laws in China, Optionee will be required to exercise the Option using a broker-assisted same-day sale pursuant to which all Option Shares subject to the exercised Option will be sold immediately upon exercise and the proceeds of sale, less the Exercise Price, any Tax-Related Items and broker’s fees or commissions, will be remitted to Optionee in accordance with any applicable exchange control laws and regulations. The Company reserves the right to provide additional methods of exercise depending on the development of local law.

Exercise/Exchange Control Restriction. Optionee acknowledges and agrees that the exercise of the Option will be conditional upon the Company obtaining any necessary approvals from the State Administration of Foreign Exchange (SAFE) and subject to any requirements imposed by SAFE. The Company is in the process of obtaining the necessary SAFE approvals. Optionee hereby releases the Company from any liability with regard to the Option and the Option Shares if SAFE approval is not obtained (in which case the Option may not be exercised) or if the market value of the Company’s Shares has decreased between the time the Option vested and SAFE approval is obtained.

Optionee understands and agrees that, due to current exchange control laws in China, Optionee will be required to immediately repatriate to China the cash proceeds from the broker- assisted same-day sale described above. Optionee further understands that, under local law, such repatriation of the cash proceeds may need to be effectuated through a special exchange control account established by the Company or a Subsidiary, and Optionee hereby consents and agrees that the proceeds from the sale of Option Shares acquired under the Plan may be transferred to such special account prior to being delivered to Optionee. Optionee understands that any interest earned on the proceeds held in the special account prior to payment of the proceeds to Optionee shall be retained by the Company to partially defray the cost of obtaining and maintaining the SAFE approval. Optionee agrees to bear any currency fluctuation risk between the time the Shares are sold and the time the sale proceeds are distributed to Optionee through the special exchange account. Optionee further agrees to comply with any other requirements that may be imposed by the Company in the future to facilitate compliance with exchange control requirements in China. This repatriation requirement will not apply to non-PRC nationals.

CZECH REPUBLIC

Notifications

Exchange Control Information. Upon request of the Czech National Bank, Optionee may need to file a notification within 15 days of the end of the calendar quarter in which he or she acquires the Option Shares.

DENMARK

Notifications

Exchange Control/Tax Reporting Information. If Optionee holds Option Shares issued upon exercise of the Option under the Plan in a brokerage account with a broker or bank outside Denmark, Optionee is required to inform the Danish Tax Administration about the account. For this purpose, Optionee must file a Form V (Erklaering V) with the Danish Tax Administration. The Form V must be signed both by Optionee and by the applicable broker or bank where the account is held. By signing the Form V, the broker or bank undertakes to forward information to the Danish Tax Administration concerning the Option Shares in the account without further request each year. By signing the Form V, Optionee authorizes the Danish Tax Administration to examine the account. A sample of the Form V can be found at the following website: www.skat.dk.

In addition, if Optionee opens a brokerage account (or a deposit account with a U.S. bank) for the purpose of holding cash outside Denmark, Optionee is also required to inform the Danish Tax Administration about this account. To do so, Optionee must file a Form K (Erklaering K) with the Danish Tax Administration. The Form K must be signed both by Optionee and by the applicable broker or bank where the account is held. By signing the Form K, the broker/bank undertakes an obligation, without further request each year, to forward information to the Danish Tax Administration concerning the content of the account. By signing the Form K, Optionee authorizes the Danish Tax Administration to examine the account. A sample of Form K can be found at the following website: www.skat.dk.

FINLAND

There are no country-specific provisions.

FRANCE

There are no country-specific provisions.

GERMANY

Notifications

Exchange Control Information. If Optionee makes cross-border payments in excess of €12,500 in connection with the purchase or sale of securities (including Option Shares acquired under the Plan), Optionee must file a monthly report with the Servicezentrum Außenwirtschaftsstatistik, which is the competent federal office of the Deutsche Bundesbank (the German Central Bank) for such notifications in Germany. If Optionee uses a German commercial bank to effectuate such cross-border payments, the bank will provide Optionee with the required form.

In addition, in the unlikely event that Optionee holds Shares exceeding 10% of the total capital of the Company, Optionee must report his or her holdings in the Company on an annual basis.

GREECE

Notifications

Exchange Control Information. If Optionee exercises the Option through a cash purchase exercise, in order to remit funds out of Greece, Optionee will need to complete an application form that will be provided to Optionee by the foreign exchange bank handling the transaction. The application form will likely require Optionee to provide the following information: (1) Optionee’s name, nationality and address; (2) the purpose of the transaction (i.e., purchase of the Option Shares); (3) the country of destination of the funds (i.e., the U.S.) and recipient bank abroad; (4) the value in foreign exchange and the equivalent in local currency; (5) Optionee’s tax registration number and competent tax office; and (6) a statement that the transaction is not aimed at legalizing income deriving from criminal activity.

If Optionee exercises the Option by way of a broker-assisted same-day sale, this application will not be required since no funds will be remitted out of Greece.

HONG KONG

Notifications

Securities Law Information. The offer of the Option and Option Shares under the terms of the Grant does not constitute a public offering of securities, and it is available only to employees of the Company or one of its Subsidiaries.

Please be aware that the contents of the Grant, including this Appendix B, and the Plan have not been reviewed by any regulatory authority in Hong Kong. Optionee is advised to exercise caution in relation to this offer of Options under the Plan. If Optionee is in any doubt about any of the contents of the Grant, including this Appendix B, or the Plan, Optionee should obtain independent professional advice.

HUNGARY

There are no country-specific provisions.

INDIA

Terms and Conditions

Exercise Restriction. Notwithstanding anything to the contrary in the Plan or the Grant, due to legal restrictions in India, you will not be permitted to pay the Exercise Price by a “sell-to-cover” exercise such that part of the Option Shares subject to the exercised Option will be sold immediately upon exercise and the proceeds of sale will be remitted to the Company to cover the aggregate Exercise Price for the purchased Option Shares and any Tax-Related Items. The Company reserves the right to provide you with this method of payment depending on the development of local law.

Notifications

Exchange Control Information. If Optionee remits funds out of India to purchase Option Shares, it is Optionee’s responsibility to comply with applicable exchange control laws. Regardless of what method of exercise is used to purchase Option Shares, Optionee must repatriate the proceeds from the sale of Option Shares and any dividends received in relation to the Option Shares to India within 90 days after receipt. Optionee must maintain the foreign inward remittance certificate received from the bank where the foreign currency is deposited in the event that the Reserve Bank of India or the Employer requests proof of repatriation.

ITALY

Terms and Conditions

Data Privacy Consent. This consent replaces the Data Privacy section of the Grant:

Optionee understands that the Employer, the Company and any Subsidiary may hold certain personal information about Optionee, including, Optionee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company or any Subsidiary, details of the Options or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Optionee’s favor and will process such data for the exclusive purpose of implementing, managing and administering the Plan (“Personal Data”).

Optionee also understands that providing the Company with Optionee’s Personal Data is mandatory for compliance with local law and necessary for the performance of the Plan and that Optionee’s refusal to provide such Personal Data would make it impossible for the Company to perform its contractual obligations and may affect Optionee’s ability to participate in the Plan. The Controller of personal data processing is Electronic Arts Inc., with registered offices at 209 Redwood Shores Parkway, Redwood City, CA 94065, United States of America, and, pursuant to Legislative Decree no. 196/2003, its representative in Italy is Electronic Arts Italia SARL with registered offices at Via Agnello 6/1 Milan 20121, Italy. Optionee understands that Optionee’s Personal Data will not be publicized, but it may be transferred to E*Trade Financial Services, Inc., banks, other financial institutions or brokers involved in the management and administration of the Plan. Optionee further understands that the Company and/or its Subsidiaries will transfer Personal Data amongst themselves as necessary for the purpose of implementation, administration and management of Optionee’s participation in the Plan, and that the Company and/or its Subsidiaries may each further transfer Personal Data to third parties assisting the Company in the implementation, administration and management of the Plan, including any requisite transfer to E*Trade Financial Services, Inc. or another third party with whom Optionee may elect to deposit any Option Shares acquired under the Plan. Such recipients may receive, possess, use, retain and transfer the Personal Data in electronic or other form, for the purposes of implementing, administering and managing Optionee’s participation in the Plan. Optionee understands that these recipients may be located in or outside the European Economic Area in countries such as in the United States that may not provide the same level of protection as intended under Italian data privacy laws. Should the Company exercise its discretion in suspending all necessary legal obligations connected with the management and administration of the Plan, it will delete Optionee’s Personal Data as soon as it has accomplished all the necessary legal obligations connected with the management and administration of the Plan.

Optionee understands that Personal Data processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Personal Data are collected and with confidentiality and security provisions as set forth by applicable laws and regulations, with specific reference to Legislative Decree no. 196/2003.

The processing activity, including communication, the transfer of Optionee’s Personal Data abroad, including outside of the European Economic Area, as herein specified and pursuant to applicable laws and regulations, does not require Optionee’s consent thereto as the processing is necessary to performance of contractual obligations related to implementation, administration and management of the Plan. Optionee understands that, pursuant to Section 7 of the Legislative Decree no. 196/2003, Optionee has the right to, including but not limited to, access, delete, update, ask for rectification of Participant’s Data and estop, for legitimate reason, the Personal Data processing.

Furthermore, Optionee is aware that Optionee’s Personal Data will not be used for direct marketing purposes. In addition, the Personal Data provided can be reviewed and questions or complaints can be addressed by contacting Optionee’s human resources department.

Same-Day Sale Restriction. Notwithstanding anything to the contrary in the Plan or Grant, due to financial intermediary requirements in Italy, Optionee will be required to exercise the Option using a broker-assisted same-day sale pursuant to which all Option Shares subject to the exercised Option will be sold immediately upon exercise and the proceeds of sale, less the Exercise Price, any Tax-Related Items and broker’s fees or commissions, will be remitted to Optionee. The Company reserves the right to provide additional methods of exercise depending on the development of local law.

Terms of Grant. By accepting the Option, Optionee acknowledges that (1) Optionee has received a copy of the Plan, the Grant and this Appendix B; (2) Optionee has reviewed those documents in their entirety and fully understands the contents thereof; and (3) Optionee accepts all provisions of the Plan, the Grant and this Appendix B. Optionee further acknowledges that Optionee has read and specifically and expressly approves, without limitation, the following sections of the Grant: “Restrictions on Exercise”; “Cancellation of Option”; “Responsibility for Taxes”; “Nature of Grant”; “Data Privacy” as replaced by the above provision; and “Governing Law and Venue.”

Notifications

Exchange Control Information. Exchange control reporting is required if Optionee transfers cash or shares to or from Italy in excess of €10,000 or the equivalent amount in U.S. dollars. If the payment is made through an authorized broker resident in Italy, the broker will comply with the reporting obligation. In addition, Optionee will have exchange control reporting obligations if Optionee has any foreign investment (including Option Shares) held outside Italy in excess of €10,000. The reporting must be done on Optionee’s individual tax return.

JAPAN

Notifications

Exchange Control Information. If Optionee pays more than ¥30,000,000 in a single transaction for the purchase of Option Shares when he or she exercises the Option, Optionee must file a Payment Report with the Ministry of Finance through the Bank of Japan by the 20th day of the month following the month in which the payment was made. The precise reporting requirements vary depending on whether the relevant payment is made through a bank in Japan.

KOREA

Notifications

Exchange Control Information. If Optionee remits funds out of Korea to purchase Option Shares under the Plan, the remittance must be “confirmed” by a foreign exchange bank in Korea. This is an automatic procedure, i.e., the bank does not need to “approve” the remittance, and it should take no more than a single day to process. The following supporting documents evidencing the nature of the remittance must be submitted to the bank together with the confirmation application: (i) the Grant; (ii) the Plan; (iii) a document evidencing the type of shares to be acquired and the amount (e.g., the award certificate); and (iv) Optionee’s certificate of employment. This confirmation is not necessary for broker-assisted same-day sale since there is no remittance out of Korea.

Additionally, exchange control laws require Korean residents who realize US$500,000 or more from the sale of shares (including the Option Shares) repatriate the proceeds to Korea within 18 months of the sale.

NETHERLANDS

Notification

Insider Trading Notification. Optionee should be aware of Dutch insider-trading rules, which may impact the sale of Option Shares acquired at exercise of the Option. In particular, Optionee may be prohibited from effectuating certain transactions involving Option Shares during the period in which Optionee possesses “inside information” regarding the Company.

By accepting the Option, Optionee acknowledges having read and understood the Securities Law Information and further acknowledge that it is her or his responsibility to comply with the following Dutch insider trading rules:

Under Article 46 of the Act on the Supervision of the Securities Trade 1995, anyone who has “inside information” related to the Company is prohibited from effectuating a transaction in securities in or from the Netherlands. “Inside information” is knowledge of a detail concerning the issuer to which the securities relate that is not public and which, if published, would reasonably be expected to affect the stock price, regardless of the development of the price. The insider could be any employee of the Company or a Subsidiary in the Netherlands who has inside information as described herein.

NEW ZEALAND

There are no country-specific provisions.

NORWAY

There are no country-specific provisions.

POLAND

Terms and Conditions

Options Settled in Newly Issued Shares Only. The Option will be granted over newly issued Shares only. In no event will treasury Shares be issued to satisfy Option exercises in Poland.

Notifications

Exchange Control Information. Polish residents holding foreign securities (including Option Shares) and maintaining accounts abroad must report information to the National Bank of Poland on transactions and balances of the securities and cash deposited in such accounts if the value of such transactions or balances exceeds €15,000. If required, the reports are due on a quarterly basis by the 20th day following the end of each quarter. The reports are filed on special forms available on the website of the National Bank of Poland.

PORTUGAL

Notifications

Exchange Control Information. If Optionee does not hold the Option Shares acquired at exercise with a Portuguese financial intermediary, Optionee may need to file a report with the Portuguese Central Bank. If the Shares are held by a Portuguese financial intermediary, it will file the report for Optionee.

ROMANIA

Notifications

Exchange Control Information. If Optionee remits foreign currency into or out of Romania (e.g., the Exercise Price or the proceeds from the sale of the Option Shares), Optionee may have to provide the Romanian bank assisting with the transaction with appropriate documentation explaining the source of the income. Optionee should consult his or her personal legal advisor to determine whether Optionee will be required to submit such documentation to the Romanian bank.

RUSSIA

Terms and Conditions

U.S. Transaction. Optionee understands that the Option shall be valid and the Award shall be concluded and become effective only when acceptance of the Award is received electronically or otherwise by the Company in the United States. In no event will Option Shares acquired by Optionee pursuant to the Option be delivered to Optionee in Russia; Option Shares acquired by Optionee pursuant to the Option shall be delivered to Optionee through E*Trade Financial Services, Inc. in the United States and kept on Optionee’s behalf in the United States. Optionee is not permitted to sell Option Shares acquired upon exercise of the Option directly to other Russian legal entities or residents.

Notifications

Securities Law Information. The Plan, the Award (including this Appendix B), the grant of the Option and all other materials Optionee may receive regarding participation in the Plan do not constitute advertising or an offering of securities in Russia. The Option Shares acquired at exercise have not and will not be registered in Russia, unless future changes in the relevant securities regulations require otherwise. Therefore, the Option Shares and any other securities described in any Plan-related documents may not be used for public offering or public circulation in Russia.

Exchange Control Information. Under current exchange control regulations, and to the extent it continues to be required by local law, Optionee must repatriate the proceeds from the sale of Option Shares and any dividends received in relation to the Option Shares to Russia within a reasonably short period after receipt. The authorized bank may request evidence of the grounds on which the funds are received; Optionee should retain a copy of the signed Award to provide to the bank in this case. The sale proceeds and any dividends received must be initially credited to Optionee through a foreign currency account opened in Optionee’s name at an authorized bank in Russia. After the sale proceeds are initially received in Russia, they may be further remitted to foreign banks in accordance with Russian exchange control laws.

Optionee is encouraged to contact Optionee’s personal advisor before remitting his or her sale proceeds to Russia as exchange control requirements may change.

SINGAPORE

Notifications

Securities Law Information. The grant of the Option is being made on a private basis and is, therefore, exempt from registration in Singapore.

Director Notification Requirement. Directors of a Singaporean Subsidiary are subject to certain notification requirements under the Singapore Companies Act. Directors must notify the Singaporean Subsidiary in writing of an interest (e.g., Options, Option Shares, etc.) in the Company or any related companies within two days of (i) its acquisition or disposal, (ii) any change in a previously disclosed interest (e.g., when the Option Shares are sold), or (iii) becoming a director.

SOUTH AFRICA

Terms and Conditions

Responsibility for Taxes. This provision supplements the Responsibility for Taxes section of the Grant:

By accepting the Option, Optionee agrees to immediately notify the Employer of the amount of any gain realized upon exercise of the Option. If Optionee fails to advise the Employer of the gain realized at exercise, Optionee may be liable for a fine. Optionee will be responsible for paying any difference between the actual tax liability and the amount withheld.

Notifications

Tax Clearance Certificate for Cash Exercises. If Optionee exercises the Option by a cash purchase exercise, Optionee must obtain and provide to the Employer, or any third party designated by the Employer or the Company, a Tax Clearance Certificate (with respect to Foreign Investments) bearing the official stamp and signature of the Exchange Control Department of the South African Revenue Service (“SARS”). Optionee must renew this Tax Clearance Certificate every twelve (12) months, or in such other period as may be required by the SARS. If Optionee exercises the Option by a broker-assisted same-day sale whereby no funds are remitted offshore for the purchase of Option Shares, no Tax Clearance Certificate is required.

Exchange Control Information. Optionee is solely responsible for complying with applicable South African exchange control regulations. Since the exchange control regulations change frequently and without notice, Optionee should consult his or her legal advisor prior to the acquisition or sale of Option Shares acquired under the Plan to ensure compliance with current regulations. As noted, it is Optionee’s responsibility to comply with South African exchange control laws, and neither the Company nor the Employer will be liable for any fines or penalties resulting from Optionee’s failure to comply with applicable laws.

Under current South African exchange control regulations, Optionee may, during his or her lifetime, invest a maximum of ZAR2,000,000 in offshore investments, including in Option Shares. It is Optionee’s responsibility to ensure that he or she does not exceed this limit. Please note that this is a cumulative allowance; therefore, Optionee’s ability to remit funds for the purchase of Option Shares will be reduced if Optionee’s foreign investment limit is utilized to make a transfer of funds offshore that is unrelated to the Plan. If Optionee wishes to exercise the Option through a cash purchase exercise and the ZAR2,000,000 limit will be exceeded upon the exercise of the Option, Optionee may still transfer funds for payment of the Option Shares provided that Optionee immediately sells the Option Shares and repatriates the full proceeds to South Africa. There is no repatriation requirement on the sale proceeds if the ZAR 2,000,000 limit is not exceeded. If Optionee exercises the Option using a broker-assisted same-day sale, the value of the Shares thus purchased will not be counted against Optionee’s lifetime offshore investment allowance.

SPAIN

Terms and Conditions

Nature of Grant. This provision supplements the Nature of Grant section of the Grant:

In accepting the Option, Optionee consents to participate in the Plan and acknowledges that he or she has received a copy of the Plan. Optionee understands that the Company has unilaterally, gratuitously and discretionally decided to grant options under the Plan to individuals who may be employees of the Company or a Subsidiary throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or any Subsidiary. Consequently, Optionee understands that the Option is granted on the assumption and condition that the Option and any Option Shares acquired upon exercise of the Option are not part of any employment contract (either with the Company or any Subsidiary) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. In addition, Optionee understands that the Option would not be granted to Optionee but for the assumptions and conditions referred to herein; thus, Optionee acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then the grant of this Option shall be null and void.

Notifications

Exchange Control Information. Optionee must declare the acquisition of Shares to the Dirección General de Politica Comercial y de Inversiones Extranjeras (the “DGPCIE”) of the Ministerio de Economia for statistical purposes. Optionee must also declare ownership of any Shares with the Directorate of Foreign Transactions each January while the Shares are owned. In addition, if Optionee wishes to import the ownership title of any Shares (i.e., share certificates) into Spain, he or she must declare the importation of such securities to the DGPCIE.

When receiving foreign currency payments derived from the ownership of Shares (i.e., cash dividends or sale proceeds), Optionee must inform the financial institution receiving the payment of the basis upon which such payment is made. Optionee will need to provide the financial institution with the following information: (i) Optionee’s name, address and fiscal identification number; (ii) the name and corporate domicile of the Company; (iii) the amount of the payment; (iv) the currency used; (v) the country of origin; (vi) the reasons for the payment; and (vii) additional information that may be required.

SWEDEN

There are no country-specific provisions.

SWITZERLAND

Notifications

Securities Law Information. The Option offer is considered a private offering in Switzerland and is, therefore, not subject to registration in Switzerland.

TAIWAN

Notifications

Exchange Control Information. Optionee may acquire and remit foreign currency (including proceeds from the sale of Option Shares) up to US$5,000,000 per year without justification.

If the transaction amount is TWD500,000 or more in a single transaction, Optionee must submit a Foreign Exchange Transaction Form. If the transaction amount is US$500,000 or more in a single transaction, Optionee must also provide supporting documentation to the satisfaction of the remitting bank.

THAILAND

Notifications

Exchange Control Information. Optionee will be required to immediately repatriate the proceeds from the sale of Option Shares and any cash dividends received in relation to the Option Shares to Thailand immediately upon receipt and to convert the funds to Thai Baht or deposit the proceeds in a foreign currency account maintained by a bank in Thailand within 360 days of remitting the proceeds to Thailand. If the amount of the proceeds is equal to or greater than US$20,000, Optionee must specifically report the inward remittance to the Bank of Thailand on a Foreign Exchange Transaction Form.

If Optionee does not comply with this obligation, Optionee may be subject to penalties assessed by the Bank of Thailand. Because exchange control regulations change frequently and without notice, Optionee should consult a legal advisor before selling Option Shares to ensure compliance with current regulations. It is Optionee’s responsibility to comply with exchange control laws in Thailand, and neither the Company nor the Employer will be liable for any fines or penalties resulting from Optionee’s failure to comply with applicable laws.

UNITED KINGDOM

Terms and Conditions

Responsibility for Taxes. The following provisions supplement the Responsibility for Taxes section of the Grant:

Optionee agrees that, if Optionee does not pay or the Employer or the Company does not withhold from Optionee the full amount of Tax-Related Items that Optionee owes within 90 days after the occurrence of an event giving rise to Tax-Related Items (a “Taxable Event”), or such other period specified in section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), then the amount that should have been withheld shall constitute a loan owed by Optionee to the Employer, effective on the Due Date. Optionee agrees that the loan will bear interest at the then official rate of Her Majesty’s Revenue and Customs (“HMRC”) and will be immediately due and repayable by Optionee, and the Company and/or the Employer may recover it at any time thereafter by any of the means referred to in the Responsibility for Taxes section of the Grant. Optionee authorizes the Company to delay the issuance of any Shares unless and until the loan is repaid in full.

Notwithstanding the foregoing, if Optionee is an officer or executive director (as within the meaning of section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), the terms of the immediately foregoing provision will not apply. In the event that Optionee is an officer or executive director and Tax-Related Items are not collected from or paid by Optionee by the Due Date, the amount of any uncollected Tax-Related Items may constitute a benefit to Optionee on which additional income tax and National Insurance contributions (“NICs”) may be payable. Optionee acknowledges that the Company or the Employer may recover any such additional income tax and NICs at any time thereafter by any of the means referred to in the Responsibility for Taxes section of the Grant, although Optionee acknowledges that he/she ultimately will be responsible for reporting any income tax or NICs due on this additional benefit directly to HMRC under the self-assessment regime.

Employer’s National Insurance Contributions. As a condition of grant of the Option, Optionee agrees to accept any liability for any employer NICs (“Secondary Contributions”) which may be payable by the

Company or the Employer with respect to any Taxable Event. Without prejudice to the foregoing or the below, Optionee agrees to execute the following joint election between the Company and/or the Employer and Optionee (the “Election”), the form of such Election being formally approved by HMRC, and any other consent or elections required to accomplish the transfer of the Secondary Contributions to Optionee. Optionee further agrees to execute such other joint elections as may be required between Optionee and any successor to the Company and/or the Employer. If the Election is revoked at any time by HMRC, the Option shall become null and void without any liability to the Company and/or the Employer. Optionee further agrees that the Company and/or the Employer may collect the Secondary Contributions from Optionee by any of the means set forth in the Responsibility for Taxes section of the Grant.

Joint NIC Election to Transfer Employer’s National Insurance Contributions Liability to Optionee (the “Election”).

Optionee acknowledges that he or she will pay the employee’s primary Class 1 National Insurance Contributions (“the Primary Contributions”) which may arise on the occurrence of a “Taxable Event” pursuant to section 4(4)(a) and/or paragraph 3B(1A) of Schedule 1 of the Social Security Contributions and Benefits Act 1992 (“SSCBA”), including: (i) the acquisition of securities pursuant to the Option (pursuant to section 477(3)(a) Income Tax (Earnings & Pensions) Act 2003 (“ITEPA”)); and/or (ii) the assignment or release of the Option in return for consideration (pursuant to section 477(3)(b) ITEPA); and/or (iii) the receipt of a benefit in connection with the Option (pursuant to section 477(3)(c) ITEPA); and/or (iv) post-acquisition charges relating to the Option (pursuant to section 426 ITEPA); and/or (v) post-acquisition charges relating to the Option (pursuant to section 438 ITEPA).

In addition, Optionee and the Company on behalf of the U.K. company listed in the Schedule below that employs the Optionee (“the Employer”) hereby elect that the entire liability of the Employer to pay secondary Class 1 National Insurance Contributions due on the occurrence of a Taxable Event (“the Secondary Contributions”) is hereby transferred to Optionee. The purpose of this Election is to transfer the Employer’s liability for the Secondary Contributions to the Optionee. The Optionee understands that by entering into this Election, the Optionee will become personally liable for the Secondary Contributions covered by this Election.

This Election is made in accordance with paragraph 3B(1) of Schedule 1 to SSCBA. This Election applies to all Options granted to the Optionee under the Plan on or after [insert date] up to the termination date of the Plan.

This Election does not apply in relation to any liability, or any part of any liability, arising as a result of regulations being given retrospective effect by virtue of section 4B(2) of either the Social Security Contributions and Benefits Act 1992, or the Social Security Contributions and Benefits (Northern Ireland) Act 1992. This Election will not apply to the extent that it relates to relevant employment income which is employment income of the earner by virtue of Chapter 3A of Part 7 ITEPA (employment income: securities with artificially depressed market value).

The Employee, and the Company acknowledge that the Employer is under a duty to remit the Employer’s Liability to Her Majesty’s Revenue & Customs (“HMRC”) on behalf of the Employee within 14 days after the end of the UK tax month during which the Taxable Event occurs, or such other period of time, as prescribed. The Employee agrees to pay to the Company and/or the Employer the Employer’s Liability on demand at any time on or after the Taxable Event and hereby authorizes the Company and/or the Employer to account for the Employer’s Liability to HMRC.

Without limitation to the above, the Employee hereby authorises the Company and/or the Employer to collect the Employer’s Liability from the Employee at any time on or after the Taxable Event:

(i) by deduction from salary or any other payment which is payable to the Optionee at any time on or after the date of the Taxable Event; and/or

(ii) directly from the Optionee by payment in cash or cleared funds; and/or

(iii) by arranging, on behalf of the Optionee, for the sale of some of the securities which the Optionee is entitled to receive in respect of the Option; and/or

(iv) through any other method set forth in the Agreement entered into between the Optionee and the Company.

The Company has reserved the right under the Plan to withhold the transfer of any Option Shares until full payment of the Secondary Contributions is received.

Optionee and the Company agree to be bound by the terms of this Election. Optionee and the Company agree that the terms of this Election will apply regardless of whether the Optionee is abroad or not employed on the date on which the liability to Secondary Contributions becomes due.

This Election will continue in effect until the earliest of the following: (i) such time as both the Optionee and the Company agree in writing that it should cease to have effect; (ii) the date the Company serves written notice on the Optionee terminating its effect; (iii) the date HMRC withdraws approval of this Election; and (iv) the date this Election ceases to have effect after due payment of the Secondary Contributions in respect of any outstanding Options granted under the Plan.

SCHEDULE OF EMPLOYER COMPANIES

The employing companies to which this Form of Election relates are:

Electronic Arts Limited

Onslow House, Onslow Street, Guildford, Surrey, GU1 4TN

Registered Number: 2057591

Corporation Tax District: Corporation Tax Office South London, Southern House, Wellesley Grove,

Croydon, CR9 1WW

Corporation Tax Reference: 201 66920 04659

PAYE Tax District(s): North East Metropolitan Area, Fountain Court, 119 Grange Road, Middlesborough,

TS1 2XA

PAYE Reference: 120/E48

Criterion Software Limited

Registered Office: Onslow House, Onslow Street, Guildford, Surrey, GU1 4TN

Registered Number: 4330852

Corporation Tax District: Corporation Tax Office South London, Southern House, Wellesley Grove,

Croydon, CR9 1WW

Corporation Tax Reference: 201 35000 18106

PAYE Tax District(s): Surrey & North Hampshire Area, Saughton House, Broomhouse Drive, Edinburgh,

EH11 3XG

PAYE Reference: 765/C1321